April 30, 2014

Litman Gregory Funds Trust
4 Orinda Way, Suite 230-D
Orinda, California 94563

Re:           Litman Gregory Funds Trust (the “Registrant”) - File Nos. 333-10015 and 811-07763

Ladies and Gentlemen:

We hereby consent to the continued use in the Registrant’s Registration Statement, until its withdrawal, of our opinions (the “Prior Opinions”) respecting the legality of the shares of beneficial interest for the following series of the Registrant: Litman Gregory Masters Equity Fund; Litman Gregory Masters International Fund; Litman Gregory Masters Smaller Companies Fund; and Litman Gregory Masters Alternative Strategies Fund.

The Prior Opinions were previously filed as exhibits to the Registrant’s Registration Statement, and various amendments thereto.

Very truly yours,

/s/ Paul Hastings LLP
Paul Hastings LLP

Paul Hastings LLP	55 Second Street	Twenty-Fourth Floor	San Francisco, CA 94105
		t: +1.415.856.7000	www.paulhastings.com